PAGE 1
                                  September 26, 1996

Dear Stockholder:

   The notice of annual meeting and the proxy statement accompanying this letter describe the business to be considered at the meeting. You are cordially invited to attend the meeting, but, even if you cannot attend, it is important that you sign, date and return your proxy as promptly as possible.

   This year we are proposing substantial changes in the membership of your Board of Directors. Three management Directors chose not to stand for reelection, but will be members of an Executive Management Committee. The Nominating Committee has chosen three outside Directors to be added to the Board.
I'm sure you as a Stockholder, and particularly long-term investors, recognize the valuable contributions that have been made by the current Board members.

   With the proposed changes, we are pleased to point out that the Board will have a very strong nucleus of experienced members to provide counsel and leadership for some future years. The
Board has proposed well-qualified candidates for your consideration and I urge your support for their election.

   In the restructuring that is occurring at this time, which I endorse, I want to call to your attention a very significant study published in March 1996, entitled "Do Independent Directors Matter?" It deals with the pros and cons of this issue. The study was prepared by Sanjai Bhugot, Professor of Finance, Graduate School of Business, University of Colorado at Boulder and Bernard Black, Professor of Law, Columbia Law School and the prefacing abstract reads as follows:

       "The boards of directors of American public companies have come, over the last 25 years, to be increasingly dominated by independent directors. Moreover, a common corporate governance strategy, favored by many commentators and followed by many institutional investors, is to push for independent directors to have an even more dominant role on public company boards. We conduct the first large sample, long-horizon study of whether the proportion of independent directors or the proportion of inside directors on a firm's board of directors affects the firm's performance. We find no consistent evidence that the proportion of independent directors affects firm performance, across a wide variety of stock price and accounting measures of performance. Firms with more independent directors grow more slowly than other firms, but the causation seems to run from slower growth to a higher proportion of independent directors, rather than the other way around. We find modest evidence that the proportion of inside directors is correlated with improved stock price performance, up to about 40% inside directors, but no consistent correlation between proportion of inside directors and accounting measures of performance. We conclude that the current push for a high proportion of independent directors on large company boards lacks empirical support."

   We believe that we have taken all these matters into consideration and have come up with the appropriate balance for our Board. And we will endeavor to maintain the proper ratio of inside and outside directors. We believe a director can be of maximum value to shareholders if he or she has knowledge of agriculture, commodity markets or world trade. Every one of our Directors has superb knowledge in one or more of these fields. Each Director and nominee, without exception, serves on this Board or is nominated to serve on this Board because of outstanding qualifications.

   On behalf of our Board and Management, I want to thank our shareholders for their support which is sincerely appreciated.

                                     Sincerely,


                                     D. O. Andreas
                                     Chairman of the Board and
Chief                                    Executive
1

PAGE 2
                       ARCHER-DANIELS-MIDLAND COMPANY
               4666 Faries Parkway, Decatur, Illinois 62526
________________________________________________________________
____________
                         NOTICE OF ANNUAL MEETING
________________________________________________________________
____________

To All Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of
Archer-Daniels-Midland Company, a Delaware corporation, will be held at its
ADM/LAKEVIEW OFFICE, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on
Thursday, October 17, 1996, at 11:00 A.M., for the following purposes:

     (1) To fix the number of Directors and to elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     (2) To consider and take action respecting the adoption of an
         Incentive Stock Option Plan, recommended by the Board of Directors of the Company, as set forth in full as Exhibit "A" in the accompanying Proxy Statement.

     (3) To consider and take action respecting the adoption of a Stock
         Unit Plan for Nonemployee Directors, recommended by the Board of
         Directors of the Company, as set forth in full in the accompanying
          Proxy Statement.

     (4) To ratify the appointment by the Board of Directors of Ernst &
          Young LLP as independent accountants to audit the accounts of the
          Company for the fiscal year ending June 30, 1997.

     (5) If properly presented, to consider and act upon the Stockholders' proposals set forth in the Proxy
Statement.

     (6) To transact such other business as may properly come before the meeting.

                                          By Order of the Board
of Directors

                                          R. P. Reising,
Secretary

September 26, 1996
2
PAGE 3
                       ARCHER-DANIELS-MIDLAND COMPANY
                4666 Faries Parkway, Decatur, Illinois 62526

                            September 26, 1996

                             PROXY STATEMENT

General Matters

     The accompanying proxy is SOLICITED BY THE BOARD OF DIRECTORS of Archer-Daniels-Midland Company (the "Company") for the Annual Meeting of Stockholders of the Company to be held at its ADM/LAKEVIEW OFFICE, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, October 17, 1996, at 11:00 A.M. This Proxy Statement and the enclosed form of proxy are first being mailed to Stockholders on or about September 26, 1996.

     The cost of solicitation of proxies will be borne by the Company. Georgeson & Company Inc. has been retained by the Company to assist in solicitation of proxies at a fee of $25,000, plus reasonable out-of-pocket expenses. Solicitation other than by mail may be made by Officers or by regular employees of the Company or by employees of Georgeson & Company Inc. by personal or telephone solicitation, the cost of which is expected to be nominal. The Company will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

     Only holders of shares of Common Stock of record at the close of business on August 19, 1996 will be entitled to notice of and to vote at the meeting and at all adjournments thereof. At the close of business on August 19, 1996, the Company had outstanding 518,975,939 shares of Common Stock, each share being entitled to one vote.

     Shares represented by proxies in the form enclosed, properly executed, will be voted. Proxies may be revoked at any time prior to being voted.

Principal Holders of Voting Securities

     The following Stockholder is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, based upon filings thereof with the Securities and Exchange Commission.

Name and Address of Beneficial Owner         Amount
Percent of Class

State Farm Mutual Automobile Insurance    41,766,617        8.05
  Company and Related Entities
Bloomington, Illinois  61701

3
PAGE 4
Election of Directors

     It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted to fix at twelve (12) the number of Directors to be elected and to elect the nominees named below.

     Nine of the twelve nominees proposed for election to the Board of Directors are presently members of the Board. Mr. H.
D. Hale, a member of the Board since 1973, retired as an Officer, Chairman and Chief Executive Officer of ADM Milling Co. and as a Director of the Company in April of this year. Mr. J.
H. Daniels, retired Chairman of the Company and a member of the Board since 1957, Mr. Ralph Bruce, retired Executive Vice President of the Company and a member of the Board since 1980, Mrs. Nelson A. Rockefeller, a member of the Board since 1983, Mr. Michael D. Andreas, Vice Chairman of the Board, Executive Vice President of the Company and a member of the Board since 1985, Mr. R. A. Goldberg, a member of the Board since 1991, Mr. Martin L. Andreas, Senior Vice President of the Company, Assistant to the Chief Executive and a member of the Board since 1986, and Mr. J. R. Randall, President of the Company and a member of the Board since 1975, are not standing for reelection.

     The nominees for election to the Board of Directors are as follows:

i. Mr. Lowell Andreas became a Director in 1966. He was president of Honeymead Product Company, a soybean processor, retired as President of the Company, and retired as Chairman of the Board of National City Bancorporation. He continues on the Boards of the Company and National City Bancorporation. During his presidency, his programs doubled the Company's earnings twice. He is one of the Company's largest Stockholders.

ii. Mr. Shreve Archer became a Director in 1948. He has been on the Board for 48 years - longer than any other Director. During his lifetime, he has been actively engaged in all phases of agribusiness and he and his family are one of our largest Stockholders. Over the years, he has been actively participating on several Board and Policy Committees.

iii. The Honorable John R. Block is the former U.S. Secretary of Agriculture and has held positions as Illinois State Director of Agriculture and President of the National-American Wholesale Grocers. He serves on the Board for Agriculture Council of America, Farm Foundation, Citizens Network for Foreign Affairs, Bradley University and Citizens Democracy Corps. He is a graduate of the U.S. Military Academy. He is also a director of other companies, including Deere & Company and Arcadian Corporation.

iv. Ambassador Richard Burt is Chairman of International Equity Partners, a Washington consulting firm. He formerly was a partner with McKinsey & Company specializing in international business strategy and led McKinsey's Public Sector Practice and its work in Eastern Europe and the former Soviet Union. He was appointed as U.S. Chief Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union. He also served as the U.S. Ambassador to the Federal Republic of Germany and held several key positions at the State Department, including Assistant Secretary of State for European and Canadian Affairs and Director of Politico-Military Affairs. He currently serves on the Board of the Lauder Institute at the Wharton School of Business, University of Pennsylvania, the American Council on Germany and the Council on Foreign Relations. Ambassador Burt received his Masters degree in International Relations from the Fletcher School of Law and Diplomacy at Tufts University.

v. Ms. Mollie Hale Carter is a Senior Investment Officer for the John Hancock Mutual Life Insurance Company of Boston, Massachusetts. In her position, she has analyzed and managed investments in the food and beverage industry. She has also held positions at Agribusiness Associates, Inc. in Wellesley, Massachusetts, and Tabor Commodities in Chicago, Illinois. She brings over fourteen years of experience in the agriculture field to the Board. Ms. Carter holds a Masters degree in Business Administration from Harvard Graduate School of Business Administration. She received her B.A., magna cum laude, in Economics from Dartmouth College, Hanover, New Hampshire, including being a member of Phi Beta Kappa Society and Rufus Choate Scholar. Ms. Carter serves on the Board of Directors of Sunflower Bank, Salina, Kansas and Lyons Manufacturing, Lyons, Kansas. She represents a family that is one of the Company's largest Stockholders.

vi. Mr. Gaylord Coan became a Director in 1995. He is President and Chief Operating Officer of Gold Kist Inc., a diversified farm cooperative based in Atlanta, Georgia. Gold Kist is the second largest poultry processor in the United States, the largest farm supply retailer in the Southeast, and a major buyer and processor of cotton and peanuts. He managed Gold Kist's commodity operations for many years and in 1986 was named President and Chief Executive Officer of Golden Peanut Company, a joint venture between the Company and Gold Kist Inc. He returned to Gold Kist Inc. in 1990 as Executive Vice President and Member of the Management Executive Committee and was elevated to President and Chief Operating Officer in 1991. After 36 years with the Cooperative, in 1995, he was elected Chief Executive Officer and Chairman of the Management Executive Committee. Gold Kist Inc. is one of the Company's largest Stockholders.

vii. Mr. Ross Johnson became a Director in 1989. He has been a Chief Executive Officer for the past 25 years and during the period of 1976-1989 compounded return to his public shareholders in excess of 30% annually as Chief Executive Officer of RJR Nabisco. Mr. Johnson currently is Chairman of the RJM Group, which is his personal management advisory company in Atlanta, Georgia. He presently is on the Board of six companies, including American Express, National Services Industries and Power Corporation of Canada. At the Company he serves as Chairman of the Audit Committee, and is a member of the Executive Committee.

viii. The Right Honorable Brian Mulroney became a Director in 1993. Having led his party to the largest parliamentary victory in Canadian history on September 17, 1984, he was sworn in as Canada's 18th Prime Minister. His government was reelected with a majority for a second mandate on November 21, 1988.

     Mr. Mulroney was born in Baie Comeau, Quebec, on March 20, 1939. Upon graduating from law school, Mr. Mulroney joined the Montreal firm of Ogilvy Renault, where he remained a partner until July 1976. Mr. Mulroney joined the Iron Ore Company of Canada as Executive Vice President in July 1976 and was elected President the following year. He served as Chairman of that company's executive committee, and as President of its subsidiary firms, including the Quebec North Shore and Labrador Railway.

     Prime Minister Mulroney's government brought about the Canada-U.S. Free Trade Agreement, NAFTA, the Acid Rain Treaty and historic taxation reform.

     On February 24, 1993, Mr. Mulroney announced his intention to resign as Prime Minister and Party Leader to return to his law firm of Ogilvy Renault as Senior Partner. He has become a director of leading companies such as Barrick Gold Corporation, The Horsham Corporation, Petrofina S.A. and Trustee of the Freedom Forum. In 1988, he was named Chairman of the G-7 and involved deeply in international trade. He has been a guest of President Yelstin of Russia and Prime Minister Li Peng of China, President Mitterrand of France and Chancellor Kohl of Germany. These are countries where the Company does business and it is clearly advantageous for the Company to be known by their heads of State and their governments.

ix. Ambassador Robert Strauss became a Director in 1992. He is the founding partner of the law firm Akin, Gump, Strauss, Hauer & Feld. He served as United States Special Trade Representative from 1977-1978. In 1979, he served as Personal Representative to the Middle East Peace Negotiations and Camp David Accords.
In 1991, he served as U.S. Ambassador to the Soviet Union and, following the dissolution of the Soviet Union, became U.S. Ambassador to the Russian Federation. He is a director of numerous American corporations and in 1981 was awarded the nation's highest civilian award, the Presidential Medal of Freedom.

x. Mr. J. K. Vanier and his family are one of the Company's largest Stockholder groups. Mr. Vanier became a Director in 1978. Prior to being elected to the ADM Board, he was a member of a family operation which included six flour mills, three soybean plants, three livestock feed mills, and various other enterprises. He is presently Chief Executive Officer of Western Star Ag Resources, Inc., a family-held corporation involving securities investments, rural real estate and livestock operations located in Kansas, Oklahoma, Colorado and Wyoming.
He is past president of American Hereford Cattle Association and past Board member of National Cattlemen's Association.

xi. Mr. Glenn Webb became a Director in 1991. He is now Chairman of GROWMARK, Inc., one of the Company's largest Stockholders, ADM/GROWMARK, and Federal Farm Credit System Funding Corporation. He is a Board member of CoBank (Bank of Coops), Farm Credit Systemwide Audit Committee, Graduate Institute of Cooperative Leadership and CF Industries, Inc. (shareholder representative). And more recently, he is involved in the purchase of assets which expand GROWMARK's operations into Canada.

xii. Dwayne Andreas began his career as a partner of a family-owned company in 1938. He was Vice President of Cargill, Inc. from 1945 to 1952, and subsequently Executive Vice President of the Farmers Union Grain Terminal Association. He joined Archer-Daniels-Midland Company in 1966 and became its Chairman and Chief Executive in 1970. He has been active in international affairs for many years. He has been Director of the Committee for National Trade Policy, Chairman of the Economic Club of New York, Chairman of the Executive Council on Foreign Diplomats, a Director of the Foreign Policy Association and of the Council on Foreign Relations and Chair of the US-USSR Trade and Economic Council.

     He has served as Chairman of President Reagan's Task Force on International Private Enterprise as well as serving on President Johnson's General Advisory Council on Foreign
Assistance and President Nixon's Advisory Committee on
Management Improvement.

     Currently he is a member of the Council of the Woodrow Wilson International Center for Scholars, Director of the National Cooperative Business Association, Director of Salomon, Inc., Director of Hollinger, Inc., a Trustee of the Hoover Institute on War, Revolution and Peace at Stanford University and a member of the Trilateral Commission. In addition, he has also been a recipient of the coveted Horatio-Alger Award.

     The proxies (unless otherwise directed) will be voted for the election of the nominees named herein as Directors to hold office until the next succeeding Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event any nominee for Director becomes unavailable, it is intended that the persons named in the proxy may vote for a substitute who will be designated by the Board of Directors. The Board has no reason to believe that any nominee will be unable to serve as a Director. All present members have served continuously as Directors from the year stated.

     The nominees, their age, position with the Company, principal occupation, directorships of other publicly owned companies, the year in which each first became a Director, and the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each are shown in the following table. Except for Messrs. Brian Mulroney, Robert S. Strauss and Richard Burt, all of the nominees have been Executive Officers of their respective companies or employed as otherwise specified below for at least the last five years. Mr. Strauss served on the Board from 1981 until August 1991 when he resigned to become U.S. Ambassador to the Soviet Union, an appointment he held until October 1992. Mr. Mulroney served as Prime Minister of Canada for almost nine years, resigning in June 1993, at which time he rejoined the law firm of Ogilvy Renault as Senior Partner. Mr. Burt was a partner with McKinsey & Company from 1991 to 1994, at which time he was appointed Chairman of International Equity Partners, a Washington consulting firm.

     The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of Directors is required for the election of Directors. For this purpose, a Stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of Directors at the meeting, and is in effect a negative vote, but a Stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors.

4
PAGE 5

Name, Age, Principal Occupation or  Year First    Common         Percent
Position, Directorships of Other    Elected as    Stock             of
Publicly Owned Companies             Director     Owned           Class
* D. O. Andreas, 78, Chairman  1966    24,829,7 (1)(2)  4.78
of the Board, Chief Executive                24
of the Company. He is a
Director of Salomon Inc. and
Hollinger Inc.

Mollie Hale Carter, 34,                10,978,8 (3)     2.12
Senior Investment Officer,                   67
John Hancock Mutual Life
Insurance Company (financial
services)

G. O. Coan, 60, President and  1995    2,800,00 (4)     **
Chief Operating Officer of                    6
Gold Kist Inc. (a farmer-
owned cooperative).  He is a
Director of Golden Poultry
Company, Inc., SunTrust Bank,
Atlanta, SunTrust Banks of
Georgia and Cotton States
Life Insurance Company.

* L. W. Andreas, 74, Retired   1966    6,287,41 (1)(5)  1.21
President of the Company.                     5
Mr. Andreas is a Director of
National  City
Bancorporation.

* S. M. Archer, Jr., 73,       1948    1,498,08 (6)     **
Private Investments                           1

John R. Block, 61, President,               270         **
Food Distributors
International.  He is a
Director of Deere & Company
and Arcadian Corporation.

* J. K. Vanier, 68, Chief      1978    9,254,80 (7)     1.78
Executive Officer, Western                    8
Star Ag. Resources,
Inc.(investments and
livestock)

M. Brian Mulroney, 57, Senior  1993         836         **
Partner in the law firm of
Ogilvy Renault.  He is a
Director of Barrick Gold
Corporation Ltd., The Horsham
Corporation and Petrofina
S.A.

O. G. Webb, 60, farmer.        1991    2,303,58 (8)     **
Chairman of the Board and                     9
President, GROWMARK, Inc.
(farmer-owned cooperative)

Richard Burt, 49, Chairman of               -0-         -0-
International Equity Partners
(a direct investment and
advisory services
organization).  Mr. Burt is a
Director of Hollinger
International Corp., Wierton
Steel Corp., Paine Webber
Mutual Funds, and VLT, Inc.

* F. Ross Johnson, 64,         1989     138,947         **
Chairman and Chief Executive
Officer of RJM Group, Inc.
(an international management
and advisory organization).
He is a Director of American
Express Company, Power
Corporation of Canada,
National Services Industries,
Inc., Noma Ltd. of Canada and
Midland Financial Group.

Robert S. Strauss, 77,         1992      35,161         **
Partner in the law firm of
Akin, Gump, Strauss, Hauer &
Feld. Mr. Strauss is a
Director of General
Instruments Corp. and
Hollinger, Inc.

*  Member of the Executive Committee

** Less than 1% of outstanding shares

5
PAGE 6

(1) Includes shares allocated as a beneficiary under the Company's Tax Reduction Act Stock Ownership Plan (TRASOP) and
ADM Savings & Investment Plan.

(2) Includes 20,115,112 shares in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a Trustee and in a partnership of which Mr. Andreas is the Managing Partner which includes 4,338,766 shares held for Mr. L. W. Andreas and 4,258,451 shares held for Mr. M. D. Andreas (also included in the table above are the shares owned by Mr. L. W. Andreas and Mr. M. D. Andreas).

(3) Includes 3,785,412 shares owned by or in trust for members of Ms. Carter's family in which Ms. Carter disclaims beneficial interest in 6,064 shares. Includes 4,123,897 shares owned by Star A, Inc. and 3,061,593 shares owned by Star E, Inc., family corporations, with respect to which Ms. Carter disclaims any beneficial interest in 3,464,073 shares and 2,890,144 shares, respectively.

(4) Includes 2,799,826 shares, owned by Gold Kist Inc. in which
Mr. Coan disclaims any beneficial interest.

(5) Includes 1,329,028 shares, in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a Trustee (see footnote 2). Includes 589,910 shares held in a private foundation in which Mr. Andreas has voting and investment power.

(6) Includes 328,104 shares owned by a member of Mr. Archer's family in which he disclaims any beneficial interest.

(7) Includes 19,465 shares owned by members of Mr. Vanier's family in which he disclaims any beneficial interest. Includes 5,944,428 shares in various trusts of which Mr. Vanier is one of the Trustees and in a corporation in which Mr. Vanier and members of his family have certain beneficial interests (see footnote 3; Mr. Vanier is the brother of Ms. Carter's mother and 3,061,593 of the reported shares were also reported by Ms. Carter).

(8) Includes 2,299,971 shares owned by GROWMARK, Inc. in which Mr. Webb disclaims any beneficial interest.



     B. D Kraft, J. R. Randall, M. D. Andreas, H. D. Hale and M.
L. Andreas are five of the six highest paid Executive Officers of the Company but are not Directors of the Company. B. D Kraft beneficially owned 2,557,476 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP, ADM Savings & Investment Plan and Tabor Employees Profit Sharing Plan, (2) 85,900 shares in trusts for members of his immediate family of which he is a Co-Trustee and in which he disclaims any beneficial interest, and (3) 17,016 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     J. R. Randall beneficially owned 1,159,316 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ADM Savings & Investment Plan, (2) 52,965 shares owned by a member of his family with respect to which he disclaims any beneficial interest, (3) 147,586 shares in trust for members of his family of which he is a Co-Trustee and in which he disclaims any beneficial interest, and (4) 31,276 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     M. D. Andreas beneficially owned 6,389,917 shares of Common Stock of the Company, which number includes (1) shares allocated to him as beneficiary under the Company's TRASOP and Savings & Investment Plan, (2) 2,015,080 shares, in which he disclaims any beneficial interest, in trust for members of his family of which he is a Trustee or has sole voting power (see footnote 2), and
(3) 27,776 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     H. D. Hale retired in April of this year. He served as an Officer, Chairman and Chief Executive Officer of ADM Milling Co. and as a Director of the Company. Mr. Hale beneficially owned 14,063,201 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ADM Savings & Investment Plan, (2) 1,470,355 shares owned by or in trust for a member of his family in which he disclaims any beneficial interest, (3) 4,123,897 shares owned by Star A, Inc., a family corporation, with respect to which Mr. Hale disclaims beneficial interest in 4,022,861 shares, (4) 6,075,283 shares in trust for which Mr. Hale's wife is one of several Trustees and in which he disclaims any beneficial interest, and (5) 6,999 shares that are unissued but are subject to a stock option exercisable within 60 days from the date of this Proxy Statement (see footnotes 3 and 7; Mr. Hale is Mollie Hale Carter's father and his wife is the sister of Mr. Vanier and 4,123,897 shares and 3,732,752 shares of the reported shares were also reported by Ms. Carter and Mr. Vanier, respectively).

     M. L. Andreas beneficially owned 1,547,397 shares of Common Stock of the Company, which number includes (1) shares allocated to him as beneficiary under the Company's TRASOP and Savings and Investment Plan, (2) 1,027,350 shares owned by Andreas Corporation with respect to which he disclaims any beneficial interest in 852,701 shares, (3) 102,546 shares in trust for members of his family and in which he disclaims any beneficial interest, and (4) 13,199 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     Common Stock beneficially owned by all Directors and Executive Officers as a group, numbering 39 persons including those listed above and excluding H. D. Hale, is 71,721,435 shares representing 13.82% of the outstanding shares, of which 426,435 shares are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

     D. O. Andreas and L. W. Andreas are brothers. G. Allen Andreas, Jr., Vice President of the Company and Counsel to the Executive Committee, is a nephew of these two Directors.
Michael D. Andreas is the son of D. O. Andreas and a nephew of
L. W. Andreas. Martin L. Andreas is a nephew of D. O. Andreas and L. W. Andreas. G. Allen Andreas, Jr., Michael D. Andreas and Martin L. Andreas are cousins. Mollie Hale Carter is a niece of J. K. Vanier. C. P. Archer, Treasurer of the Company, is the son of S. M. Archer, Jr.

Information Concerning Committees and Meetings

     During the last fiscal year the Board of Directors of the Company held five regularly scheduled meetings. Mr. Ralph Bruce attended less than seventy-five percent of the scheduled meetings of the Board.

     The Board has Audit, Compensation and Stock Option, Nominating, Public Policy, Finance, Special and Ziedman Committees. The Audit Committee consists of Messrs. Johnson, L.
W. Andreas, Archer, Daniels and Vanier, all of whom were elected on October 19, 1995 and Coan, elected to this Committee on January 15, 1996. The Compensation and Stock Option Committee was formerly the Salary and Stock Option Committee and consisted of Messrs. Archer, Johnson, Mulroney and Vanier. On January 15, 1996, this Committee became known as the Compensation and Stock Option Committee and now consists of Messrs. Webb, Bruce, Vanier, Coan and Archer. The Nominating Committee was formerly the Nominating and Proxy Committee and its members consisted of Messrs. M. D. Andreas, D. O. Andreas, Archer and Daniels. On January 15, 1996, this Committee became known as the Nominating Committee and its members consist of Messrs. Strauss, Mulroney, Archer and Mrs. N. A. Rockefeller. The Corporate Governance Committee, consisting of Messrs. Goldberg, Webb, Mulroney and Vanier, combined with the Public Policy Committee, consisting of Messrs. Mulroney, Bruce, Goldberg, Strauss, Webb and Mrs. N. A. Rockefeller, on January 15, 1996. Current members of the Public Policy Committee now consist of Messrs. Mulroney, Goldberg, Strauss, Webb and Mrs. N. A. Rockefeller and met _____ times during Fiscal 1996. The Finance Committee consists of Messrs. Webb, L. W. Andreas, Archer and Strauss. The Special Committee (formerly the Litigation Committee) consists of Messrs. Mulroney, Daniels, Bruce, Goldberg, Johnson, Vanier and Webb. The Zeidman Committee consists of Messrs. Mulroney and Coan.

     The Audit Committee, which met five times during the fiscal year, reviews (1) the overall plan of the annual independent audit, (2) financial statements, (3) scope of audit procedures,
(4) the performance of the Company's independent accountants and internal auditors, and (5) auditors' evaluation of internal controls.

     The Compensation and Stock Option Committee, which met four times during the fiscal year, reviews and establishes compensation of Officers, approves direct compensation in the amount of $150,000 or more annually to any employee and approves modifications and changes in employee benefit plans affecting benefits salaried employees receive under such plans. All of its actions are submitted to the Board for approval.

     The Nominating Committee, which met once during the fiscal year, considers and recommends nominees to the Board. The Committee will consider nominees recommended by a Stockholder provided the Stockholder submits the nominee's name in writing addressed to the Secretary of the Company listing the nominee's qualifications together with a statement signed by the nominee indicating a willingness to serve.

Antitrust Investigation, Litigation and Special Committee

     [Paragraph currently being drafted. Final text will be circulated prior to mailing.]

6
PAGE 7
Executive Compensation

     The following table sets forth information concerning the Company's Chief Executive and the five other most highly paid Executive Officers of the Company.

                        Summary Compensation Table
                        __________________________
                                                         Long    All
                              Annual Compensation        Term    Other
Name and Principal Fiscal                Other Annual  Compen- Compen-
Position         Year    Salary   Bonus Compensation  sation  sation
                          $        $        $        #(3)    $(4)
                 ____   _________ _____ ____________ _______  _______
D. O. Andreas, 199  3,649,13   -0-  259,501(    -0-    6,000
Chairman and   6        0      -0-  1)          -0-    6,000
Chief          199  3,612,17   -0-  152,670(    -0-    6,000
Executive      5        1           1)
               199  3,171,03        198,403(
               4        3           1)


J. R. Randall, 199  1,868,79   -0-      N/A      -0-   6,000
President      6        6      -0-      N/A    78,750  6,000
               199  1,686,00   -0-      N/A    41,343  6,000
               5        4
               199  1,486,31
               4        3


M. D. Andreas, 199  1,314,63   -0-              -0-    6,000
Vice Chairman  6        0      -0-  62,006(2   63,000  6,000
of the Board   199  1,136,00   -0-  )          41,343  6,000
and Executive  5        4
Vice President 199   977,980        59,591(2
               4                    )
                                        N/A


H. D. Hale,    199   950,077   -0-      N/A     -0-    6,000
Retired        6     887,521   -0-      N/A    63,000  6,000
Chairman and   199   812,480   -0-      N/A    16,537  6,000
Chief          5
Executive      199
Officer of ADM 4
Milling Co.

B. D Kraft,    199   695,796   -0-      N/A     -0-    6,000
Group Vice     6     656,337   -0-      N/A    39,375  6,000
President      199   624,147   -0-      N/A    16,537  6,000
               5
               199
               4
M. L. Andreas, 199   619,480   -0-      N/A     -0-    6,000
Senior Vice    6     581,341   -0-      N/A    31,500  6,000
President and  199   548,205   -0-      N/A    12,402  6,000
Assistant to   5
the Chief      199
Executive      4




(1) Includes $102,866, $51,001 and $133,074 for personal use of Company-owned aircraft in 1994, 1995 and 1996, respectively and $78,024, $86,941 and $107,965 for personal office and expense allocation in 1994, 1995 and 1996, respectively. Amounts for Other Annual Compensation are reported on a calendar year basis.

(2) Includes $41,749 and $42,488 for personal use of Company-owned aircraft in 1995 and 1996, respectively.

(3) Number of options granted in fiscal year indicated and adjusted for all stock dividends and stock splits paid to date.

(4) These amounts represent the Company's matching contribution under the ADM Savings & Investment Plan, a 401(k) Plan. This Plan was established July 1, 1984 as a successor to the Company's Tax Reduction Act Stock Ownership Plan. This is a contributory plan available to all salaried employees who have completed one year of service with the Company. Employees may contribute 1% to 6% of gross wages to a maximum of $9,000 in year 1995. The Company's matching contribution is equal to 100% of the first 2% and 50% of the next 4% of an employee's contribution. The employees' and the Company's contributions are used to purchase Common Stock of the Company from the Company. All contributions are fully vested to the participants; however, there are withdrawal restrictions.


     Compensation for nonemployee Directors consists of an annual retainer of $37,500 and an annual retainer of $37,500 for memberships on the Executive, Audit, Special, Zeidman and Public
Policy Committees with a maximum annual retainer for all services of $100,000.

     For the period July 1, 1995 through June 30, 1996 the Executive Officers named above were not granted any stock options, but exercised options to purchase stock of the Company with an aggregate market value over exercise price as shown in the following table:

7
PAGE 8

                 Aggregated Option Exercises in Fiscal Year and
                        Fiscal Year-End Option Values (1)


Name           Shares       Value      Number of Unexercised   Value of Unexercised
               Acquired on  Realized   Options at Fiscal Year  In-the-Money Options
               Exercise     ($)        End (#)                 at Fiscal Year End ($)
               (#)

                                       Exercisab  Unexercisab  Exercisab  Unexercisab
                                       le         le           le         le
_____________  ___________  _________  _________  ___________  _________  ___________
___            __           __         __         __           __         __
D. O. Andreas     -             -          -          -            -          -
J. R. Randall  98,289       910,561     22,527     97,566      101,242    371,503
M. D. Andreas   5,725        41,127     20,777     83,566       95,610    326,447
H. D. Hale      4,134        20,895      6,999        -         22,525        -
B. D  Kraft     9,450        66,706     12,642     43,270       57,934    156,507
M. L. Andreas  19,142       147,083      9,700     34,202       44,154    123,009

(1) Table reflects adjustments for stock dividends and stock splits paid to date.


     The Company has a Retirement Plan for Salaried Employees (the "Plan"). The Company made a contribution to the Plan for calendar and Plan year 1995 equal to the full funding limit of the IRS Code. The following table shows the estimated annual benefits payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications:


  5 Year Average Base       For Years of Credited Service Shown
Below
     Compensation            10         20           30
35

       $200,000          $ 29,861 $   59,721   $   89,582  $
104,512
        400,000            61,861    123,721      185,582
216,512
        600,000            93,861    187,721      281,582
328,512
        800,000           125,861    251,721      377,582
440,512
      1,000,000           157,861    315,721      473,582
552,512
      1,200,000           189,861    379,721      569,582
664,512
      1,400,000           221,861    443,721      665,582
776,512
      1,600,000           253,861    507,721      761,582
888,512
      1,800,000           285,861    571,721      857,582
1,000,512
      2,000,000           317,861    635,721      953,582
1,112,512
      2,200,000           349,861    699,721    1,049,582
1,224,512
      2,400,000           381,861    763,721    1,145,582
1,336,512
      2,600,000           413,861    827,721    1,241,582
1,448,512
      2,800,000           445,861    891,721    1,337,582
1,560,512
      3,000,000           477,861    955,721    1,433,582
1,672,512
      3,200,000           509,861  1,019,721    1,529,582
1,784,512
      3,400,000           541,861  1,083,721    1,625,582
1,896,512
      3,600,000           573,861  1,147,721    1,721,582
2,008,512
      3,800,000           605,861  1,211,721    1,817,582
2,120,512

     The pension amount is based on the final average monthly compensation (average of the 60 consecutive months of the last 180 months which produce the highest average). For purposes of the Plan, the term "compensation" is defined as base compensation ("Salary" as shown in the Summary Compensation Table) paid during the Plan year. The pension amount is calculated as follows: final average monthly compensation times 56%, less 50% of primary Social Security payable at age 65 and proportionately reduced for service of less than 35 years and additional early retirement reduction when the pension commences prior to age 65. The normal retirement age under the Plan is age 65 with 5 years of service. The 5 year average compensation for purposes of the Plan of each of the six highest paid Executive Officers of the Company and the number of years of service rounded to the nearest year and credited to each of them under the Plan was as follows: D. O. Andreas $3,047,896 (25 years); J. R. Randall $1,425,197 (27 years); Michael D. Andreas $948,531 (25 years); H. D. Hale $775,000 (35 years); B. D Kraft
$594,064 (20 years); M. L. Andreas $524,144 (24 years).

     Various provisions of the Internal Revenue Code of 1986 limit the amount of benefits payable under a qualified pension plan. When these limits operate to reduce a pension benefit payable under the Plan, the Company will provide additional amounts so that the total annual pension will be as provided in the Plan.

8
PAGE 9

Compensation and Stock Option Committee Report

     The Board of Directors of the Company has a Compensation and Stock Option Committee consisting of five directors. The Committee reviews and establishes compensation of officers, approves the direct compensation in the amount of $150,000 or more annually to any employee and approves modifications and changes in employee benefit plans with respect to the benefits salaried employees receive under such plans. All of its actions are submitted to the Board for ratification.

     The Company's compensation program is informal and rather simple consisting principally of salary and from time to time, not necessarily annually, an award of incentive stock options. Charges for the personal use of Company facilities, if any, gross-up an executive's cash remuneration. Options for stock are at the market price on the date of grant and are exercisable in increments usually over a five year term but none can be acquired during the first year. Bonuses and incentive awards are not a part of the compensation program, nor do any executives, including the Chief Executive, have employment contracts.

     Compensation is not related to the market performance of the Company's stock or to the annual profit performance of the Company. Stock prices are not only reflective of earnings but are influenced by such factors as interest rates, trading or corporate equities as commodities by large financial institutions and funds, comments and recommendations of security analysts, government actions (i.e. tax and fiscal policies) and market makers' perceptions of an entire industry. The performance of a company in the basic food industry may be affected by plantings, global weather (such as floods and droughts), foreign nations' actions, including trade negotiations, and the Federal Government's programs, policies and restrictions. Management cannot manage the vagaries of the equity markets or the outside influences that relate to the production of food for human and animal consumption.

     The Company's compensation program is designed so that the annual emolument for its employees and for its executives remains competitive with the emolument for comparable employment, responsibilities and performance in major industries, not only in the U.S. but on a world-wide basis. The Committee consisting of investors and business leaders is familiar with compensation packages and also familiarizes itself with various forms and types of remuneration primarily from publications including general news reports, periodicals and reports of other public corporations.

     The Committee in its deliberations considers all of the factors listed above and in addition the following principles:
     a.   an individual's on-the-job performance
     b.   the Company's ability to pay and its growth record
     c.   cost-of-living increases
     d. in the case of all individuals except the Chief Executive, the recommendations of management and a person's supervisors.


     The compensation for the Chief Executive is established by the Committee as previously described. The Committee proposed and the Board approved a continuance of Mr. D. O. Andreas' salary at the current level for fiscal year 1996.

     Under Section 162(m) of the Internal Revenue Code and the proposed Regulations thereunder, a new provision created under the Omnibus Budget Reconciliation Act of 1993, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation, except for "performance-based compensation", is limited to $1 million per year for taxable years beginning on or after January 1, 1994. The exception for "performance-based compensation" is applicable to remuneration over $1 million based solely upon the attainment of objective performance goals established by a compensation committee comprised of two or more "outside directors" and approved by the Company's Stockholders.

     In order to claim the exceptions under the current Regulations, the Committee must agree that payments will not be made if the established performance is not met. The Committee is unable to agree to this provision of the current Regulations since it believes it must be free to exercise its independent business judgment to compensate executives for their performance as set forth above.

                                   Glenn Webb, Chairman

                                   S. M. Archer, Jr.

                                   Ralph Bruce

                                   G. O. Coan

                                   J. K. Vanier


9
PAGE 10

         Comparison of Five Year Cumulative Total Return
   Among Archer-Daniels-Midland Company (ADM), the S & P Foods
                              Index
                     and the S & P 500 Index

Measurement Period       ADM       S & P Foods         S & P 500
(Fiscal Year Covered)                   Index
Index
__________________       ___       __________          _________


Measurement Pt - 06/30/91     $100      $100           $100

FYE 06/30/92             $105      $112           $113
FYE 06/30/93             $111      $112           $129
FYE 06/30/94             $116      $112           $131
FYE 06/30/95             $146      $144           $165
FYE 06/30/96             $159      $170           $208


$100 invested on 06/30/91 in stock or index including reinvestment of dividends.
Fiscal year ending June 30.

Graph produced in accordance with SEC regulations by Research
Data Group.

10
PAGE 11

Certain Relationships and Related Transactions

     Mr. J. K. Vanier has a beneficial interest in various farms and ranches in Kansas and other states. During the last fiscal year the farms and ranches made sales of wheat totaling $155,828 to the Company on terms and conditions that were no more favorable than those afforded by any other customer.

     During the fiscal year ended June 30, 1996, the Company retained the services of the law firms of Akin, Gump, Strauss, Hauer & Feld and Ogilvy Renault of which Robert S. Strauss and
M. Brian Mulroney is a partner and a senior partner, respectively. The Company may continue to retain the services of, and refer specific matters to, these firms during the next fiscal year.

1996 Stock Option Plan

     The Board of Directors has approved, subject to approval by the Stockholders, the 1996 Stock Option Plan dated April 18, 1996 for 4,000,000 shares of the Common Stock of the Company, herein referred to as "1996 Plan", and set forth in full as Exhibit "A" to this Proxy Statement. The last option plan approved by the Stockholders of the Company was the Incentive Stock Option Plan dated April 18, 1991 (the "1991 Plan"), which remains in effect. However, only 594,025 shares presently remain available for the grant of options under the 1991 Plan.

     The Board of Directors believes that the adoption of a new stock option plan would be in the best interests of the Company. The purpose of the 1996 Plan is to encourage ownership of the Company's Common Stock by employees who are in a position to make contributions to the Company's progress, to provide them with an incentive to put forth maximum efforts for the Company's success and to provide a valuable means of retaining key personnel as well as attracting new management personnel when needed for future operations and growth. A stock option program is also desirable from a competitive standpoint in retaining and obtaining key personnel.

     The 1996 Plan permits the grant of stock options from time to time to employees of the Company and its subsidiaries, either as incentive stock options ("ISOs") qualifying under Section 422 of the Internal Revenue Code, or as nonqualified stock options ("NSOs") which do not so qualify. The value of the Company's Common Stock (determined at the time of grant) that may be subject to ISO's that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000.

     The 1996 Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee") consisting, to the extent available, of members of the Board who are not Officers or other employees of the Company. The Committee shall determine the employees of the Company or its subsidiaries to whom options shall be granted from time to time, and the number of shares which shall be the subject of each such option, provided that the number of shares subject to options that may be granted to any one employee during any one calendar year shall not exceed 25,000 shares.
The Committee shall also determine the exercise price per share, provided that the exercise price per share for ISO's shall not be less than 100% of the fair market value per share at the time the option is granted. The Committee is authorized to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price.

     The number and kind of shares and price per share of an option may be adjusted by the Committee to give effect to adjustments in the number and kind of shares of stock of the Company through recapitalization, combinations, stock dividends, mergers, consolidations and other relevant changes. Shares subject to lapsed or terminated options may be made subject to new options.

     No option granted under the 1996 Plan shall permit the purchase of any shares thereunder during the first year following the date such option is granted, nor permit the purchase in each of the second, third, fourth and fifth years, respectively, of more than 25% of the total number of shares covered by such option, unless in any such year the full amount purchasable in any such year is not purchased, in which event the shares purchasable but not purchased in such year may be purchased at any time thereafter until expiration of the option. The Committee may accelerate an optionee's right to purchase the shares subject to an option at any time or upon the occurrence of events specified by the Committee in an option agreement, such as termination of employment or a change in ownership or control the Company. The exercise price of an option is payable in cash or in Common Stock of the Company. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.

     The maximum term of options granted under the 1996 Plan is 10 years from the date of grant. All options are nontransferable by the optionee, except upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death, outstanding options that have become exercisable will remain exercisable for a period of one year. In the case of any other termination of employment, outstanding options that have previously become exercisable will generally remain exercisable for a period of three months. The Committee may provide in an option agreement for conditions of forfeiture of an optionee's rights with respect to an option in the event of the termination of employment of the employee for "cause," for the optionee's breech of restrictive covenants that may apply (such as noncompetition and confidentiality restrictions) or for certain specified activities of the optionee that are detrimental to the Company.

     The 1996 Plan has a term of 10 years, subject to earlier termination by the Board of Directors. All options granted under the 1996 Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board may amend the 1996 Plan at any time, provided that Stockholder approval is required for certain types of amendments.

     The Company has not yet made any determination with respect to stock options that may be granted in the future under the 1996 Plan to executive officers and employees of the Company. During fiscal 1996, no stock options were granted to any executive officers or employees of the Company. The closing price for one share of the Company's Common Stock as recorded on the New York Stock Exchange's Composite Transaction Quotation on August 19, 1996 was $18 1/8.

     The grant of a stock option under the 1996 Plan will not generally result in taxable income for the optionee, nor in a deductible compensation expense for the Company, at the time of grant. The optionee will have no taxable income upon exercising a ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee will recognize ordinary income in the amount by which the fair market value of the Company's Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of an optionee's disposition of the shares of the Company's Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or an NSO. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable holding period has been satisfied.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote is required for adoption of the 1996 Plan.

     The Board of Directors recommends that Stockholders vote
"FOR" the proposed 1996 Plan.

11
PAGE 12

Stock Unit Plan for Nonemployee Directors

     The Board of Directors has approved, subject to approval by the Stockholders, the Stock Unit Plan for Nonemployee Directors, herein referred to as the "Directors Plan." The Company does not currently maintain a stock-based compensation program for its nonemployee directors, and the Board of Directors believes that adoption of such a plan would be in the best interests of the Company. If approved by the Stockholders, the Directors Plan will become effective on January 1, 1997. The purpose of the Directors Plan is to promote the interests of the Company and the Stockholders by paying part or all of the compensation of the Company's nonemployee directors in the form of an economic equivalent of a stock interest in the Company, thereby providing appropriate incentives and rewards to encourage nonemployee directors to take a long-term outlook when formulating policy applicable to the Company and encouraging them to remain on the Board of Directors.

     Under the Directors Plan, 25 percent of all fees earned by a nonemployee director (including his retainer fee, meeting fees, committee fees and any other fees) during each calendar quarter are automatically converted into the number of "Stock Units" that have a value at the end of such calendar quarter equal to the amount of such fees. Each Stock Unit is a non-voting unit of measurement which is valued at the then-current public trading price of the Common Stock. In addition to the 25 percent mandatory deferral, each nonemployee director may elect to have up to a total of 100% of his directors' fees converted into Stock Units, provided the election is made before the end of the calendar year prior to the year in which the fees are earned.

     Each nonemployee director is credited with Stock Units to his account under the Directors Plan based on the aggregate amount of his mandatory and elective conversion of directors fees for the calendar quarter. A director's account will also be credited with dividend equivalents as and to the same extent that dividends are declared on the Company's Common Stock, with such dividend equivalents being converted into additional Stock Units. Stock Units credited to a director's account may be adjusted to reflect adjustments in the number and kind of shares of stock of the company through recapitalization, combinations, stock dividends, mergers, consolidations and other relevant changes.

     A nonemployee director will receive distributions under the Directors Plan following the expiration of five calendar years following the year in which his fees were originally converted into Stock Units, or following his termination of service on the Board of Directors, if earlier. Thus, assuming a director continues his service on the Board of Directors, he will receive annual distributions of benefits under the Directors Plan, based on Stock Unit conversions occurring five years earlier. Each distribution under the Directors Plan will be made in a single-sum cash payment, based on the value of Stock Units then being distributed, determined by the fair market value of the Company's Common Stock at the time of distribution. A director will not be entitled to distribution of benefits under the Directors Plan if his termination from service on the Board of Directors is for "cause," as defined in the plan. Directors may designate beneficiaries to receive the benefits in the event of death.

     The Directors Plan may be terminated or amended by the Board of Directors at any time. The Directors Plan does not provide for specific limits as to the term of the plan or the total amount of compensation that may be credited as Stock Units under the plan.

     The crediting of Stock Units under the Directors Plan will not result in taxable income for the director, nor in a deductible compensation expense for the Company, at the time of such crediting. Upon payment to the director of his interests under the Directors Plan from time to time in respect of his Stock Units, the director will recognize taxable ordinary income, and the Company will be entitled to a corresponding tax deduction, equal to the amount of the payment.

     The benefits to be received by nonemployee directors in the future under the Directors Plan are not determinable at this time, due to the uncertainty as to the future value of the Company's Common Stock and as to the amount of voluntary Stock Unit conversion that may be elected by directors.

      This Plan could have been implemented by the Board of Directors without presenting it to Stockholders for vote. However, the Board of Directors believes it is appropriate for the Stockholders to review the Plan, which will not be implemented unless approved by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy and entitled to vote. For this purpose, a Stockholder voting through a proxy who abstains with respect to this issue is considered to be present and entitled to vote on the adoption of the Plan at the meeting, and is in effect a negative vote, but a Stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the adoption of this Plan shall not be considered present and entitled to vote on this issue.

The Board of Directors recommends that Stockholders vote "FOR" the proposed Plan.

12
PAGE 13

Auditors

     The firm of Ernst & Young LLP, independent Certified Public Accountants, has audited the records of the Company for many years. The Board of Directors wishes to continue the services of this firm for the fiscal year ending June 30, 1997, and the Stockholders' ratification of such appointment is requested. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

    Based solely upon a review of copies of reports furnished to the Company during the fiscal year ended June 30, 1996, the following persons filed the number of late reports or failed to file reports/representing the number of transactions set forth after his or her name: W. H. Camp 1 report/2 transactions, B. Cox 1 report, B. D Kraft 1 report/1 transaction, P. Mulhollem 1 report, B. Peterson 1 report, K. Robinson 1 report, M. Whitacre, 1 report/1 transaction and S. Yu 1 report.
13
PAGE 14
Stockholder's Proposal No. 1 (Board Diversity)

     The following proposal and supporting statement have been submitted by The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston,
Illinois, 60201, which is the beneficial owner of 179,257 shares of common stock of the Company:

   SHAREHOLDER PROPOSAL:  DIVERSITY ON THE BOARD OF DIRECTORS

  WHEREAS, we believe the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the 21st Century, if our company is going to remain competitive. Our employees, customers and stockholders are made up of a greater diversity of backgrounds than ever before. The Department of Labor's 1995 Bi-partisan Glass Ceiling Commission report "Good for
  Business: Making Full Use of the Nation's Human Capital" confirms diversity and inclusiveness in the workplace has a positive impact on the bottom line. A Covenant Fund Report of Standard and Poor 500 companies revealed "...firms that succeed in shattering their own glass ceiling racked up stock market records that were nearly 2 1/2 times better than otherwise comparable companies".

  The Equal Employment Opportunity Commission reports 97% of senior ranks of corporations are occupied by white males. We believe our company needs to open up top management and the board to qualified people of all races and to women.

  The Office of Federal Contract Compliance mandates that companies must not discriminate on the basis of race, sex, color, religion, national origin, disability, or veterans status. Women and minorities comprise fifty percent of America's workforce, and the U. S. Department of Labor reports their advancement is oftentimes hindered by artificial barriers -- glass ceilings. Our company must make a strong and continued commitment to use its available tools and resources to remove ceiling barriers, because it is our responsibility under the law, and the right thing to do.

  In 1994, the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within the Fortune 500 companies, in a comparable workforce of 57% diversity. The Glass Ceiling Commission reported that companies are selecting only half of the available talent in our workforce. If our company is to be competitive in the 21st Century, we must recognize the truth that we exist in an increasingly diverse global market, and must look to select the most qualified people, regardless of race, gender or physical challenges. We urge our corporation to enlarge its search for the best qualified board members by casting a wider net.

  THEREFORE, BE IT RESOLVED that the shareholders request:

  1.The nominating committee of the Board, in its search for
  suitable  bard      (sic) candidates, make a greater effort
  to search for qualified  women and minority candidates for
  nomination to the Board of    Directors;

  2.A report on our company's efforts to encourage diversified representation on our Board of Directors;

  3.Report on our company's use of minority and women executive
  search    firms;

  4.Issue a statement making a public commitment to a policy of inclusiveness on our Board of Directors, with the Chief
  Executive      Officer's policy program outlining steps to be
  taken and an
    anticipated time line.

Recommendation of the Board of Directors Against the Proposal

     The Stockholders disapproved a similar proposal by this proponent at the Company's 1995 annual meeting.

     The Board of Directors believes that each director should be chosen for his or her qualifications and ability to serve the Company and all its Stockholders. Because the Company is a major global producer of food, feed, fuel, and other agricultural products the Board of Directors believes a director can be of maximum value to shareholders if he or she has knowledge of agriculture, commodity markets or world trade.

     The Nominating Committee of the Board of Directors has in the past considered and will continue to consider in the future all qualified candidates for nomination to the Company's Board of Directors, including those submitted to the Secretary of the Company in accordance with the provisions as set forth in the Company's Proxy Statement. The Company does not believe there is any justification for requiring the adoption of formal programs and policies in this regard.

     The Board of Directors recommends that Stockholders vote
AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Stockholder's Proposal No. 2 (Cumulative Voting)

     The following proposal and supporting statement have been submitted by John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, New York, 10021-7043. John J. Gilbert holds 559 shares of Company stock; Margaret R. Gilbert holds 400 shares of Company stock; and John J. Gilbert and Margaret R. Gilbert co-trustees under the will of Samuel Rosenthal hold 570 shares of Company stock:

            SHAREHOLDER PROPOSAL:  CUMULATIVE VOTING

     RESOLVED: That the stockholders of Archer-Daniels-Midland Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                             REASONS

     We believe the board of directors of Archer-Daniels should adopt cumulative voting in the election of directors as part of its program of corporate governance.

     Provision for cumulative voting brings to the corporate system a means by which a significant group of stockholders, though in the minority, can elect candidates of its choice, making a more diverse board of directors.

     If you agree, please mark your proxy for this resolution;
     otherwise it is automatically cast against it, unless you have marked to abstain.

Recommendation of the Board of Directors Against the Proposal

     The Board of Directors believes that each director should be chosen for his or her qualifications and ability to serve the Company and all of its Stockholders. Cumulative voting introduces the possibility of a director being committed to serve the special interests of a small faction responsible for the director's election rather than the best interests of the Stockholders as a whole. The present system of voting for the election of directors avoids the conflict created when a director is elected by a narrow constituency.

     The Board of Directors recommends that Stockholders vote
AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Stockholder's Proposal No. 3 (Confidential Voting)

     The following proposal and supporting statement have been submitted by the New York City Fire Department Pension Fund, 1
Centre Street, New York, New York, 10007-2341, which holds
96,368 shares of Company stock:

           SHAREHOLDER PROPOSAL:  CONFIDENTIAL BALLOT

  RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

                      STATEMENT IN SUPPORT

  The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

  Many excellent companies, such as Coca-Cola Co., Dow
  Chemical, Georgia-Pacific Corp., Gillette, Kimberly Clark,
  Louisiana Pacific, and Quaker Oats, use confidential voting.

  In 1989, the Investor Responsibility Research Center (IRRC) surveyed 22 companies which had adopted some form of confidential voting system. The survey examined "... the lessons learned by companies that designed and implemented confidential voting systems." The results, reported in Confidential Proxy Voting by Patrick S. McGurn (IRRC, 1989), showed that none of the firms reported any difficulty reaching quorums, meeting super majority vote requirements, nor found confidential voting particularly expensive or difficult to administer.

  It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our Company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

  Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

  We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

  We hope that you would agree and vote FOR this proposal.

  Recommendation of the Board of Directors Against the Proposal

     In their supporting statement, the proponents acknowledge that their proposal does not mean to imply that the Company has a history of past abuse in its voting process. The proposal urges a change in voting procedures to cover "the existence of a possibility" of future coercive conduct, however remote. The Company currently takes steps to ensure that the voting process does not result in any improper influence or coercion of Stockholders. The Board of Directors believes that these procedures adequately address the concerns raised in the stockholder proposal.

     Confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party and is overseen by third party election inspectors. Votes are tabulated mechanically, except where a vote is withheld in which case it is tabulated by hand, and the Board has full confidence in the accuracy and impartiality of the results.

     As demonstrated by the existence of these safeguards it is Company policy to maintain confidentiality in the proxy tabulation process. Besides these precautions, however, Stockholders have the additional option of registering their shares in the name of a bank, broker, or other nominee. These nominee holders do not reveal the names of the holders without their permission, thereby further protecting stockholders' privacy and the confidentiality of their votes.

     The Board believes that its current practices protect the confidentiality of stockholder votes and prevents the possibility of unfair voting pressure. In the absence of past or current abuse in the voting process, the Board of Directors believes that an overhaul of the voting process is unwarranted.

     The Board of Directors recommends that Stockholders vote
AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Stockholder's Proposal No. 4 (Independent Board)

     The following proposal and supporting statement have been submitted by the Florida Retirement System Trust Fund, P. O. Box 13300, Tallahassee, Florida, 32317-3300, which owns 2,865,921 shares of Company stock and the California Public Employees' Retirement System, P. O. Box 2749, Sacramento, California, 95812, which owns 3,557,004 shares of Company stock:

             SHAREHOLDER PROPOSAL: INDEPENDENT BOARD

  RESOLVED: The shareholders of Archer-Daniels-Midland Company (the "Company") urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws, effective after the 1996 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

  - has not been employed by the Company or an affiliate in an
  executive      capacity within the last five years;

  - was not, and is not a member of a corporation or firm that
  is one of      the Company's paid advisers or consultants;

  - is not employed by a customer, supplier or provider of
  professional   services to the Company;

  - has no personal services contract with the Company;

  - is not employed by a foundation or university that receives
  grants or      endowments from the Company;

  - is not a relative of the management of the Company;

  - is not an officer of a company on which the Company's
  Chairman or    Chief Executive Officer is also a board
  member.

                      SUPPORTING STATEMENT

    The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision making in the best long term interests of shareholders. A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given the critical importance of these functions, we believe that it is in the best interest of all stockholders that a majority of board members be independent. This proposal is prompted by our belief that the employment, business, and family relationships of any corporate director has the potential to raise conflicts of interest that may limit the vigilance and diligence of the board.

    A temporary committee of the Board of Directors, impaneled after the 1995 annual meeting of shareholders, the Governance Committee ("Committee"), examined the issue of the independence of the Board of Directors and issued a report in January of 1996 that in part addressed the issue. The Committee recommended that a "majority of the Board should be comprised of outside directors." Unfortunately, the committee's definition of "outside director" does not establish a clear and strong standard of independence. Under the Committee's definition, a director is considered an "outside director" even if "personal business" or "a professional relationship" is maintained with the Company. This is only qualified by an undefined materiality standard.

    The definition of "independent director" established in this proposal provides clear guidance in determining whether or not a given director is independent for purposes of determining the composition of the board. Adoption of this proposal would assure that the Company has the governance structures necessary to achieve its goals profitably and responsibly.

Recommendation of the Board of Directors Against the Proposal

     The independence of the Company's Board of Directors has been carefully reviewed by the Governance Committee of the Board of Directors in its January 1996 report (the "Report"). The Report recommends that a majority of the Company's directors be "outside directors" and defines an "outside director" as, among other things, one who "does not have any personal business or professional relationship with the Company that is material to it or to the director". The Board of Directors believes that this materiality standard provides clear guidance in determining whether a director is independent and avoids overly broad definitions which would be practically unworkable in their application. The Board of Directors further believes that this approach, which focuses on the materiality of the relationship, more appropriately balances the interests of the Company and its Stockholders in ensuring independent oversight and in selecting quality leadership.

     The Board of Directors believes that the proponent's proposed definition of an "independent director" would be unduly limiting and would unnecessarily circumscribe the ability of the Company to secure prominent, successful and capable individuals to serve as directors. For example, under the proposal's definition, if the Company were to provide even modest monetary support to a university professor conducting research, the entire faculty and administrative personnel at that university would be deemed to be "non-independent", even if they had nothing to do with that area of research. Moreover, the proposal would exclude anyone who is employed by a "customer" of the Company. Given the breadth of the Company's products and services, this approach could eliminate many well-qualified board candidates who have no material personal or professional relationship with the Company.

     The Company is proposing substantial changes in the membership of the Board of Directors based upon the recommendations of the Governance Committee. These proposed changes include three management Directors not standing for re-election, the Nominating Committee proposing three outside directors to be added to the Board, and reducing the size of the Board from seventeen to twelve.

     The Company has consistently sought and secured qualified business, academic and community leaders to serve on its board of directors. The Board of Directors believes a director can be of maximum value to stockholders if he or she has knowledge of agriculture, commodity markets or world trade. Everyone of the nominees for election has superb knowledge in one or more of these fields. Because the Company is a major global producer of food, feed, fuel and other agricultural products, many of these persons and the corporations and institutions they represent are likely to have some non-material relationship with the Company.

The Board of Directors recommends that Stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Stockholder's Proposal No. 5 (Director Liability)

     The following proposal and supporting statement have been submitted by the United Brotherhood of Carpenters Pension Fund,
101 Constitution Avenue, N.W., Washington, D.C., 20001, which holds 42,000 shares of Company stock:

            SHAREHOLDER PROPOSAL:  DIRECTOR LIABILITY

  RESOLVED:   The shareholders of Archer Daniels Midland
  Company urge the Board of Directors to take such action as is necessary to provide for directors personal monetary liability for acts or omissions that constitute a breach of a director's fiduciary duty of care resulting from gross negligence.

                      SUPPORTING STATEMENT

       Article Fourteenth of Archer Daniels Midland's ("ADM" or "Company") certificate of incorporation exempts directors from any personal liability for monetary damages except for the following: any breach of the director's duty of loyalty to the Corporation or its shareholders; for acts or omissions not in good faith or which involve intentional misconduct; for unlawful payment of dividends or unlawful stock repurchases; and for any transaction in which the director derives a personal benefit. Delaware court decisions support the position that a director or an entire board could act in a grossly negligent manner without incurring any personal liability for monetary damages. We believe this broad exemption of liability does not promote diligence on the part of directors in carrying out their responsibilities. We believe re-instituting director personal monetary liability for grossly negligent behavior would increase director accountability to the shareholders who elect them, improve the corporate decision-making process, and consequently, improve long-term shareholder value.

       The issue of director liability is particularly relevant to ADM because of the close business and personal ties many Company directors have to the Company and its chairman, and because of the ongoing investigation of alleged price fixing activity. In addition to the federal grand jury price fixing investigation of ADM, as of February 15, 1996 there have been dozens of customer lawsuits alleging price fixing and shareholder lawsuits alleging mismanagement by the Board of Directors and artificial inflation of the stock price. We believe the federal grand jury investigation and subsequent lawsuits raise serious questions about the oversight capabilities of our Board of Directors and pose potential damage to ADM's reputation and future earnings.

       We believe it is in the best interest of the Company and its shareholders to have a standard of care that strikes a proper balance between the need to attract qualified persons to the Board and the need to provide incentives to directors to diligently exercise their oversight of management. We believe that including director personal liability for monetary damages for gross negligence within the exceptions to the exemptions from liability under Article Fourteenth strikes the appropriate balance. We believe that raising the standard of director personal monetary liability to include gross negligence will not increase Company or director exposure to frivolous litigation, as the "gross negligence" standard entails conduct that in our opinion involves an intentional failure to perform a duty in reckless disregard of the consequences. Additionally, to allay director fears of large potential judgments against them, a reasonable monetary cap could be placed on a director's personal liability.

       The law does not equate bad business judgment with negligence. As a practical matter, the business judgment rule will shield directors from liability in most suits alleging duty of care violations. We strongly believe that holding directors personally liable for monetary damages for gross negligence will allow the Company to establish a highly competent and motivated Board that will help establish and maintain public and investor confidence in the Company.

Recommendation of the Board of Directors Against the Proposal

     To attract and retain qualified candidates the Company must provide board members with protection from liability consistent with the protection afforded by other companies with whom the Company competes for qualified candidates. Charter provisions similar or identical to those the Company currently has in place are commonplace. The Stockholders of the Company adopted Article Fourteenth at the Company's annual meeting in 1986. It is the position of the Directors that maintaining the present standards serves the best interests of the Company and its Stockholders.

     The provisions of Article Fourteenth are expressly permitted by Delaware law. The Delaware General Assembly revised the Delaware General Corporation Law to permit these limitations partly in response to a significant increase in the number and magnitude of lawsuits against directors. The General Assembly considered this development a threat to the quality and stability of the governance of Delaware corporations. Legislation modeled on the Delaware statute has subsequently been enacted in at least 35 other states.

     The Directors believe that broadening the liability threshold to provide for monetary damages for gross negligence would effectively eliminate the protections afforded by Article Fourteenth and make board members easier targets for nonmeritorious lawsuits. Under the proposed amendment, potential plaintiffs would simply have to assert a claim of "gross negligence" in order to embroil a board member in a costly court battle. Determining what does or does not constitute "gross negligence" involves legal and factual questions that do not lend themselves to simple definition. The uncertain results of litigation subject directors to considerable risks. Increased legal action would not only distract the board members subject to such claims, but possibly result in substantial additional costs for the Company.

     Moreover, broadening the liability standards for board members could hinder the Company's ability to recruit and retain top quality individuals as directors, particularly independent directors. If the proposed liability threshold were adopted, the Company would be at a distinct disadvantage in competing for board candidates versus corporations that afford protection from liability to the fullest extent permitted by law.

     The Board of Directors recommends that Stockholders vote
AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

    Proposals of Stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Archer-
Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois,
62526, no later than May 29, 1997.

Other Matters

     It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this Proxy Statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a Stockholders' vote, the Proxy Committee will vote thereon according to its best judgment in the interest of the Company.

                                         By Order of the Board
of Directors

                                         ARCHER-DANIELS-MIDLAND
COMPANY

                                         R. P. Reising,
Secretary

September 26, 1996
14
PAGE 15

  EXHIBIT "A"
                 ARCHER-DANIELS-MIDLAND COMPANY
                     1996 STOCK OPTION PLAN

                      Dated April 18, 1996

     1. General. Subject to the terms of this Plan, the Compensation and Stock Option Committee of Archer-Daniels-Midland Company may from time to time prior to November 2006, grant options to any employee of the Company, or of any Subsidiary, to purchase shares of Common Stock of the Company, subject to such conditions as such Committee may from time to time determine. Stock options granted under the Plan may be either "Incentive Stock Options" intended to qualify as such under Section 422 of the Internal Revenue Code, as amended (the "Code"), or any successor provision thereto, or "nonqualified stock options," which are not intended to so qualify. Options shall be designated by the Committee as either an Incentive Stock Option or a nonqualified stock option at the time of grant.

     2. Shares Reserved. The total number of shares subject to options granted pursuant to this Plan shall not exceed 4,000,000, except that, if any options lapse or terminate for any reason before being completely exercised, the shares covered by the unexercised portion of such options may again be made subject to options granted pursuant to this Plan. Shares sold pursuant to options granted under this Plan may be either authorized but unissued, or issued and reacquired shares.

     3. Administration. The Board of Directors shall appoint a Compensation and Stock Option Committee or a subcommittee thereof (the "Committee"), consisting of two or more members of the Board, to administer the Plan. To the extent that members of the Board who are not officers or other employees of the Company are available for service on the Committee, the members of such Committee shall be selected from among such members of the Board. To the extent deemed necessary or desirable by the Board of Directors, each of the members of the Committee shall satisfy the requirements of (i) a "nonemployee director," within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and/or (ii) an "outside director," within the meaning of
Section 162(m) of the Code, or any successor provisions thereto. The Committee shall determine the employees of the Company (or its Subsidiaries)to whom options shall be granted from time to time, and the number of shares which shall be the subject of each such option. The term "Subsidiary" as used in the Plan shall mean a "subsidiary corporation" as defined in Section 424 of the Code (and shall also include any corporation which is a "parent corporation," as defined in such Section 424, with respect to the Company). Subject to the provisions in paragraphs 7 and 8 below, more than one option may be granted to the same individual.

     4.   Purchase Price.   Subject to such limitations as the
Committee may determine from time to time, the purchase price per share under an option shall be determined by the Committee; provided, however, that with respect to Incentive Stock Options, the purchase price per share shall not be less than 100% of the fair market value per share of the Company's Common Stock at such time as such option is granted, as determined by the Committee in accordance with the provisions of the Code and the Income Tax Regulations thereunder from time to time in effect. In no event may the purchase price of any shares issued pursuant to options granted under the Plan be less than the par value, if any, of such shares.

     5. Cancellation and Regrant. The Committee may permit the voluntary surrender of all or a portion of any option granted under this Plan to be conditioned upon the granting to the employee of a new option for the same or a different number of shares as the option surrendered, or may require such voluntary surrender as condition precedent to a grant of a new option to such employee. Such new option shall be exercisable at the price, during the period and in accordance with any other terms or conditions specified by the Committee at the time the new option is granted, all determined in accordance with the provisions of this Plan without regard to the price, period of exercise, or any other terms or conditions of the option surrendered, except as provided in paragraphs 7 and 8 below.

     6. Term of Option. Each option granted under this Plan shall expire and all rights to purchase shares thereunder shall cease not later than 10 years following the date such option is granted, as determined from time to time by the Committee.

     7. Individual Limit. The number of shares of Common Stock of the Company underlying options that may be granted under the Plan to any one person during any one calendar year shall not exceed 25,000 shares, subject to adjustment in the same manner as provided in paragraph 19 below. To the extent required for exemption under Section 162(m) of the Code, any option shares that are canceled or repriced during the calendar year of grant shall not again be available for grant under this maximum share limit.

     8. Incentive Stock Option Limitation. No Incentive Stock Option shall be granted to an employee under which the aggregate fair market value (as determined above as of the date of grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan (and any other stock options of the Company or any Subsidiary)would exceed $100,000. This limitation shall be applied by taking options into account in the order in which granted.

     9. Vesting. No option granted under this Plan shall permit the purchase of any shares thereunder during the first year following the date such option is granted, nor permit the purchase in each of the second, third, fourth and fifth years, respectively, of more than 25% of the total number of shares covered by such option, unless in any such year the full amount purchasable in any such year is not purchased, in which event the shares purchasable but not purchased in such year may be purchased at any time thereafter until expiration of the option. Notwithstanding the foregoing, the Committee may at any time, or upon the occurrence of events specified by the Committee in an option agreement, accelerate an employee's right to purchase the shares subject to an option. Such events may include, without limitation and in the discretion of the Committee, termination of employment and a change in ownership or control of the Company.

     10. Ten-Percent Owners. No Incentive Stock Option shall be granted under the Plan to any individual who, at the time such option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of a Subsidiary), including stock attributed to such individual under the Section 424(d) of the Code.

     11. Termination of Employment. During the lifetime of the individual to whom an option is granted, it may be exercised only by such individual and only while such individual is an employee (as defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations, or any successor regulations) of the Company (or of a Subsidiary), or within three months after he ceases to be such an employee, except as provided in paragraph 12 below in the event of death. In no event, however, shall any option be exercisable at any time after its expiration date.

     12.  Nontransferability; Death.   No option shall be
transferable or assignable by the individual to whom it is granted, except that it may be transferable by will or the laws of descent and distribution. An option, if so transferable, may be exercised after the death of the individual to whom granted only by such individual's personal representatives, heirs, or legatees, and only within one year after the death of such individual and only with respect to the shares purchasable at date of death. In no event, however, shall any option be exercisable at any time after its expiration date.

     13. Forfeiture Conditions. The Committee may provide in an option agreement for conditions of forfeiture of an employee's rights with respect to an option in the event of (i) the termination of employment of the employee for "cause" (as defined in an option agreement), (ii) the employee's breach of such restrictive covenants (e. q., noncompetition and confidentiality restrictions) as may apply to the employee or
(iii) the employee's having engaged in an activity that is detrimental to the Company (including, without limitation, criminal activity or accepting employment with a competitor of the Company). Such conditions of forfeiture may include, in the discretion of the Committee, (a) suspension or cancellation of the employee's right to exercise an option (whether or not then otherwise exercisable), (b) suspension or cancellation of the employee's pending right to receive an issuance of shares in settlement of any stock option exercise, or (c) within the period of six months following the issuance of shares of Common Stock upon exercise of an option, either (1) cancellation of the shares so issued (and repayment to the employee of the full purchase price paid for such shares) or (2) requiring the employee to pay to the Company in cash an amount equal to the gain realized by the employee upon exercise of such option.

     14. Exercise of Option. A person entitled to exercise an option may, subject to its terms and the terms of the Plan, exercise it in whole at any time or in part from time to time (but with respect to at least 100 shares at any one time) by delivery to the Company at its principal office in Decatur, Illinois, written notice of exercise, specifying the number of shares with respect to which the option is being exercised, accompanied by the full purchase price of the shares to be purchased. Payment of the purchase price of the shares may be made in whole or in part in Common Stock of the Company, valued at its fair market value at the date of the exercise, in accordance with the rules for such payment established by the Committee, which rules shall conform to the requirements for qualification of Incentive Stock Options under Section 422 of the Code and the rules and regulations issued thereunder. In addition to and at the time of payment of the purchase price, the employee shall pay to the Company in cash or, at the discretion of the Committee, in Common Stock, the full amount of any federal and state withholding and other employment taxes applicable to such employee as a result of such exercise. No shares shall be issued until full payment of the purchase price and any applicable withholding tax has been made and the granting of an option to an individual shall give such individual no rights as a stockholder except as to shares issued to him.

     15. Committee Rules. The Committee may make such rules for the administration of this Plan as it deems appropriate, and its decision on any matter affecting the Plan or the rights or obligations arising under it shall be final and binding upon all persons.

     16.  Loans Prohibited.  Neither the Company nor any
Subsidiary shall directly or indirectly lend money to any individual for the purpose of assisting him to acquire or carry any shares of stock issuable upon the exercise of options granted under this Plan.

     17. Option Agreements. Nothing contained in this Plan or in any resolution adopted or to be adopted by the Board of Directors or the Stockholders of the Company nor any action by the Committee shall constitute an option hereunder. An option under this Plan shall be of no force or effect until a written option agreement shall have been duly executed by or on behalf of the Company. Options granted under this Plan shall be in the form of written agreements and shall contain such provisions not inconsistent with this Plan as may be determined by the Committee. Such provisions may include a provision to the effect that the Company shall not be obligated to issue or sell shares pursuant to the exercise of any option if, in the opinion of counsel for the Company, such issuance or sale would be contrary to any agreement between the Company and the New York Stock Exchange or would constitute a violation by the Company of the Securities Act of 1933.

     18. Shareholder Approval. No option granted pursuant to this Plan shall be exercisable unless this Plan shall have been approved by the vote of the holders of a majority of the issued and outstanding Common Stock of the Company at a meeting thereof within twelve months of the date of adoption of this Plan by the Board of Directors.

     19. Certain Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company pursuant to any of which events the then outstanding shares of the Company's Common Stock are split up or combined or are changed into, become exchangeable at the holder's election for, or entitle the holder thereof to, other shares of stock, or the case of any other transaction described in Section 424(a) of the Code, the Board of Directors of the Company may change the number and kind of shares (including substitution of shares of another corporation) and option price in any manner as it shall deem appropriate. In no event may any change be made hereunder which would constitute a "modification" within the meaning of Section 424(h)(3) of the Code and no such change shall require the Company to sell a fractional share under any option. The options granted under the Plan shall contain such provisions as are consistent with the foregoing with respect to adjustments to be made in the number and kind of shares covered by such options and in the option price per share in the event of any such change.

     20. Committee Interpretations. The interpretation and construction of the Plan and any option granted hereunder is vested in the Committee and such construction thereby shall be final and conclusive.

     21.  Amendment and Termination.   The Board of Directors of
the Company may alter, suspend or discontinue this Plan at any time. No action by the Board, however, subject to the provisions in paragraph 19 hereof, may increase the maximum number of shares which may be made the subject of options hereunder, change the class of employees eligible to receive options, change the minimum purchase price of Incentive Stock Options, extend the period during which options may be granted under the Plan or extend the maximum permissible option period, unless such amendment or modification shall be approved by the Company's shareholders, nor, without the consent of the holder of the option, alter or impair any option previously granted under this Plan.

15
PAGE 16
                                                  EXHIBIT "B"

                 ARCHER-DANIELS-MIDLAND COMPANY
                         STOCK UNIT PLAN
                    FOR NONEMPLOYEE DIRECTORS


1.   INTRODUCTION

          The Archer-Daniels-Midland Company Stock Unit Plan for Nonemployee Directors is intended to promote the interests of the Company and its Stockholders by paying part or all of the compensation of the Company's nonemployee directors in the form of an economic equivalent of an equity interest in the Company, thereby providing appropriate incentives and rewards to encourage nonemployee directors to take a long-term outlook when formulating policy applicable to the Company and encouraging them to remain on the Board. In general, the Plan provides for the conversion of at least 25 percent and up to 100 percent of a nonemployee director's fees for each calendar year into units of measurement relating to the value of the Company's common stock, and for payment to the director of the value of such units five full calendar years later (or upon termination from service on the Board, if earlier), so that a director will normally receive payment under the Plan each successive year in respect of the fees originally converted into units in the year preceding the fifth calendar year prior to the year of payment. A nonemployee director will participate in the Plan for all periods of service on the Board following the effective date of the Plan, notwithstanding any future payments to the director of any part of his interest under the Plan. Subject to the approval by the Stockholders of the Company at its 1996 Annual Meeting, the Plan shall become effective on January 1, 1997.

2.   DEFINITIONS

          (a) "Board" means the Board of Directors of the Company.

          (b) "Committee" means the Benefit Plans Committee of the Company, or any successor committee thereto.

          (c) "Common Stock" means the common stock of the Company, without par value.

          (d)  "Company" means Archer-Daniels-Midland Company, a
Delaware corporation.

          (e) "Director's Fees" means the annual retainer fee and all meeting fees, committee fees and other Director's fees earned by the Participant for his service on the Board.

          (f) "Fair Market Value" means, with respect to a share of the Common Stock, the average of the high and low reported sales price regular way per share of the Common Stock on the New York Stock Exchange Composite Tape for the relevant day, or, in the absence thereof, on the most recent prior day for which such sales are reported. If the Common Stock is not listed on the New York Stock Exchange as of any date that Fair Market Value is to be determined, Fair Market Value shall be determined by the Committee in its discretion in a manner consistently applied.

          (g) "Mandatory Conversion" means the required conversion of 25 percent of a Participant's Director's Fees into a Stock Unit Award pursuant to Section 4 hereof.

          (h) "Participant" means a member of the Board who is not an employee of the Company or any of its affiliates.

          (i)  "Plan" means this Archer-Daniels-Midland Company
Stock Unit Plan for Nonemployee Directors.

          (j) "Realization Date" means, with respect to each Stock Unit allocated to a Participant's Stock Unit Account, the first business day following the earlier of (i) the date five years after the end of the calendar year that includes the calendar quarter for which such Stock Unit is awarded to the Participant or in which such stock unit is credited to the Participant as a dividend equivalent, or (ii) the date the Participant ceases to be a member of the Board.

          (k)  "Stock Unit" means a non-voting unit of
measurement that is deemed for valuation and bookkeeping purposes to be equivalent to an outstanding share of Common
Stock, and shall include fractional units.

          (l) "Stock Unit Account" means a book account maintained by the Company reflecting the Stock Units allocated to a Participant pursuant to Section 4 hereof as a result of the Participant's Mandatory Conversions and Voluntary Conversions and such additional Stock Units as shall be credited thereto in respect of dividends paid on the Common Stock.

          (m)  "Stock Unit Award" means an award under Section
4(c) hereof of Stock Units as a result of a Participant's
Mandatory Conversion and Voluntary Conversion for a calendar quarter.

          (n) "Voluntary Conversion" means the conversion based on the election of the Participant of all or part of a Participant's Director's Fees otherwise payable to the Participant in cash into a Stock Unit Award pursuant to Section
4 hereof.

3.   ADMINISTRATION

          The Plan shall be administered by the Committee. The Committee shall have full authority to administer the Plan, including the discretionary authority to interpret and construe all provisions of the Plan, to resolve all questions of fact arising under the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Committee shall be final and binding on all parties. The Committee may delegate administrative responsibilities under the Plan to appropriate officers or employees of the Company. All expenses of the Plan shall be borne by the Company.

4.   CREDITING OF STOCK UNITS

          (a)  Mandatory Conversions

          For each calendar quarter in which the Plan is in effect, 25 percent of the aggregate dollar amount of a Participant's Director's Fees payable for such quarter shall be converted into a Stock Unit Award pursuant to Section 4(c) hereof.

          (b)  Voluntary Conversions

          For each calendar quarter in which the Plan is in effect, a Participant may elect to convert all or any portion of his Director's Fees payable for such quarter (in addition to those required to be converted under Section 4(a) hereof) into a Stock Unit Award pursuant to Section 4(c) hereof. Each Voluntary Conversion shall be made on the basis of a Participant's written election stating the amount by which such Director's Fees shall be converted to a Stock Unit Award. Each such election shall be made in the form required by the Committee, shall be delivered to the Company no later than December 31 of the calendar year immediately preceding the calendar year for which the election is made, and shall be effective for each calendar quarter of such calendar year. In the case of a member of the Board who first becomes a Participant during a calendar year, such election for such year must be made within 30 days following such member becoming a Participant, and shall apply only to calendar quarters that begin following the date such election is made.

          (c)  Stock Unit Awards

          A Participant shall receive a Stock Unit Award for each calendar quarter in respect of his Mandatory Conversion and any Voluntary Conversion applicable to such quarter. Such Stock Unit Award shall equal the number of the Stock Units determined by dividing (A) the aggregate dollar amount of the Participant's Director's Fees that are converted to a Stock Unit Award for the quarter by his Mandatory Conversion and Voluntary Conversion, by
(B) the Fair Market Value of the Common Stock on the last business day of such calendar quarter. Each Stock Unit Award shall be credited to the Participant's Stock Unit Account as of the first day following the end of the calendar quarter for which such Stock Unit Award is granted.

          (d)  Dividend Equivalents

          As of any date that cash dividends are paid with respect to the Common Stock from time to time, each Participant's Stock Unit Account shall be credited with an additional number of Stock Units determined by dividing (A) the aggregate dollar amount of the dividends that would have been paid on the Stock Units credited to the Participant's Stock Unit Account as of the record date for such dividend had such Stock Units been actual shares of Common Stock by (B) the Fair Market Value of the Common Stock on the dividend payment date.

          (e)  Certain Adjustments

          In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company, pursuant to any of which events the then outstanding shares of the Common Stock are split up or combined or are changed into, become exchangeable at the holder's election for, or entitle the holder thereof to, other shares of stock, or similar change in the Common Stock or other similar event that the Committee, in its discretion, deems appropriate, each Participant's Stock Unit Account shall be adjusted as determined by the Committee in its sole discretion to reflect such change or other event. It is intended that in making such adjustments, the Committee will seek to treat each Participant as if he were a stockholder of the Common Stock of the number of Stock Units credited to his Stock Unit Account (but without duplication of any benefits that may be provided under Section 4(d) hereof). Except as is expressly provided in this Section, Participants shall have no rights as a result of any such change in the Common Stock or other event.

5.   DISTRIBUTIONS OF BENEFITS

          (a)  Valuation and Payment of Units

          Subject to Section 6 hereof, a Participant shall be entitled to a benefit under the Plan with respect to each Stock Unit Award upon the Realization Date for such Stock Unit Award. Such benefit shall be equal to the cash amount determined by multiplying (A) the number of Stock Units credited to the Participant's Stock Unit Account in respect of the Stock Unit Award for which the Realization Date has occurred (including additional Stock Units credited to the Participant's Stock Unit Account with respect thereto pursuant to Section 4(d) hereof) by
(B) the Fair Market Value of the Common Stock on the Realization Date. Each such amount shall be paid to the Participant in cash within 30 days after the applicable Realization Date.

          (b)  Payment of Additional Dividends

          Subject to Section 6 hereof, if, pursuant to Section 4(d) hereof, additional Stock Units are required to be credited to a Participant's Stock Unit Account in respect of Stock Units that were held in the Participant's Stock Unit Account as of the record date for dividends paid on the Common Stock that were paid after the payment to the Participant of a benefit in respect of such Stock Units, the Company shall pay to the Participant a cash amount in respect of such dividends equal to the dollar amount of such dividends. Such amount shall be paid to the Participant within 30 days after the dividend payment date.

          (c)  Payment of Nonconverted Fees

          Subject to Section 6 hereof, in the event that a Participant ceases to be a member of the Board prior to the time that Stock Units are credited to his Stock Unit Account pursuant to Section 4(c) hereof in respect of his Mandatory Conversion or Voluntary Conversion for a calendar quarter, the amount of all Director's Fees earned by the Participant during such quarter shall be paid to the Participant in cash within 30 days after his termination of service as a director.

          (d)  Section 16 Restrictions

          Notwithstanding any other provision hereof, if and to the extent required in order for Stock Units to meet the requirements for exemption under Rule 16b-3 (or any successor thereto) promulgated under the Securities Exchange Act of 1934, no amount in respect of any Stock Unit Award (including any additional Stock Units allocated to a Participant's Stock Unit Account pursuant to Section 4(d) hereof) shall be paid to a Participant until the expiration of 6 months after the Stock Units in respect of which the payment is to be made have been allocated to the Participant's Stock Unit Account, and the amount of such payment shall be determined based on the Fair Market Value of the Common Stock on the date such 6-month period expires.

6.   FORFEITURE OF BENEFITS

          Each Participant's benefits hereunder shall be nonforfeitable, except that a Participant shall forfeit all rights to all benefits hereunder in respect of Mandatory Conversions, Voluntary Conversions and Stock Units credited to the Participant's Stock Unit Account if the Participant's status as a director of the Company is (or is deemed to have been) terminated for Cause. For purposes hereof, a Participant's status as a director shall have been terminated for "Cause" upon the voluntary or involuntary termination of the individual's service as a director on account of (i) the willful violation by the Participant of any federal or state law or any rule or regulation of any regulatory body to which the Company or its affiliates is subject, which violation would materially reflect on the Participant's character, competence or integrity or (ii) a breach by the Participant of the Participant's duty of loyalty to the Company and its affiliates. If, subsequent to the termination of a Participant's status as a director of the Company, it is determined by the Committee that the Participant's status as a director of the Company could have been terminated for Cause, such Participant's status as a director of the Company may be deemed to have been terminated for Cause.

7.   BENEFICIARIES

          Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his death shall be made to the Participant's beneficiary or beneficiaries, subject to applicable law. Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Committee. In the event a beneficiary designated by the Participant does not survive the Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant's beneficiary shall be such Participant's estate.

8.   UNFUNDED STATUS OF THE PLAN

          The Plan shall be unfunded, and Mandatory Conversions, Voluntary Conversions, Stock Units credited to each Participant's Stock Unit Account and all benefits payable to Participants under the Plan represent merely unfunded, unsecured promises of the Company to pay a sum of money to the Participant in the future.

9.   ALIENATION OF BENEFITS PROHIBITED

          No transfer (other than pursuant to Section 7 hereof) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

10.  NO SPECIAL RIGHTS

          Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant's status as a director of the Company.

11.  TERMINATION AND AMENDMENT

          The Plan may be terminated at any time by the Board. The Plan may be amended by the Board from time to time in any respect; provided, however, that no such amendment may reduce the number of Stock Units theretofore credited or creditable to a Participant's Stock Unit Account without the affected Participant's prior written consent.

12.  CHOICE OF LAW

     The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Illinois, without reference to the principles of conflicts of laws, and to applicable federal securities laws.

16
PAGE 17

                         Please Fill In and Sign the
Accompanying
                         Form of Proxy and Mail as Soon as
Possible
                            In the Enclosed Addressed Envelope.
                                 No Postage is Necessary.


                              ANNUAL MEETING OF STOCKHOLDERS

     You are urged to attend the Annual Meeting of Stockholders this year. It will be held at 11:00 A.M. on Thursday, October
17, 1996, the third Thursday in October, at ADM/LAKEVIEW, 1001
BRUSH COLLEGE ROAD, DECATUR, ILLINOIS.

     You are invited to stay after the meeting and visit with our Directors and Executives.

17
PAGE 18
                        ARCHER-DANIELS-MIDLAND COMPANY
(LOGO) ADM      4666 Faries Parkway, Decatur, IL 62526
PROXY
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
The undersigned hereby appoints J. K. Vanier, S. M. Archer, Jr., and D. O. Andreas as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on August 19, 1996, at the Annual Meeting of Stockholders to be held on October 17, 1996 and any adjournments thereof.
The Board of Directors recommends that Stockholders vote FOR the following:
1.  ELECTION OF DIRECTORS
    FOR ___ all nominees listed below (except as indicated
below)
    WITHHOLD AUTHORITY ___ to vote for all nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)
D. O. Andreas, G. O. Coan, L. W. Andreas, S. M. Archer, Jr., J.
K. Vanier, R. Burt, O. G. Webb, F. R. Johnson, R. S. Strauss, M.
B. Mulroney, J. R. Block, M. H. Carter;
2. Adoption of an Incentive Stock Option Plan, recommended by the Board of Directors of the Company, as set forth in full as Exhibit "A" in the accompanying Proxy Statement; FOR __ AGAINST
__ ABSTAIN __
3. Adoption of a Stock Unit Plan for Nonemployee Directors, recommended by the Board of Directors of the Company, as set forth in full as Exhibit "B" in the accompanying Proxy Statement; FOR __ AGAINST __ ABSTAIN __
4. Ratify the appointment of Ernst & Young LLP as
   independent accountants for the fiscal year ending June 30,
1997;
     FOR__ AGAINST__ ABSTAIN __
The Board of Directors recommends that Stockholders vote AGAINST the following:
5. Adopt Stockholder's Proposal No. 1  FOR __ AGAINST __ ABSTAIN
__
     (Board Diversity);
6. Adopt Stockholder's Proposal No. 2  FOR __ AGAINST __ ABSTAIN
__
     (Cumulative Voting);
7. Adopt Stockholder's Proposal No. 3  FOR __ AGAINST __ ABSTAIN
__
     (Confidential Voting);
8. Adopt Stockholder's Proposal No. 4  FOR __ AGAINST __ ABSTAIN
__
     (Independent Board);
9. Adopt Stockholder's Proposal No. 5  FOR __ AGAINST __ ABSTAIN
__
     (Director Liability);
all as more fully referred to in the Proxy Statement with respect to such meeting, and upon such other matters as may properly come before such meeting.

This Proxy when properly executed will be
voted in the manner directed herein by the
undersigned Stockholder.  If no direction
is made, this Proxy will be voted for
Proposals 1, 2, 3 and 4 and against Proposals
5, 6, 7, 8 and 9.
Please sign exactly as name(s) appear below.
___________________________
When shares are held by joint tenants, both     Signature
should sign.  When signing as attorney,
executor, administrator, trustee or guardian,
please give full title as such.  If a
___________________________
corporation, please sign in full corporate      Signature if
held jointly
name by President or other authorized officer.
If a partnership, please sign in partnership
name by authorized person.                     DATED:
______________, 1996

                                                     PLEASE
MARK, SIGN,
                                                     DATE AND
RETURN THE
                                                     PROXY CARD
PROMPTLY
                                                USING THE
ENCLOSED ENVELOPE
18